EXHIBIT 99

MBT Financial Corp. Announces Completion of Rights Offering

MONROE, Mich., May 5, 2014 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, has completed its previously announced rights offering of common stock to shareholders of record as of March 7, 2014. The offering was for 1,411,765 shares at $4.25 per share, or $6 million in the aggregate. Shareholders were entitled to subscribe for .0664 shares for each share held by them on March 7, 2014. In addition each shareholder was entitled to an oversubscription privilege up to a limit of 3 times their basic subscription right.

The expiration date for submission of subscriptions in the offering was April 25, 2014. The offering closed on May 2, 2014 and was oversubscribed by 9.7%. The oversubscription will be allocated pro rata among valid oversubscriptions received as described in the offering Prospectus, resulting in a reduction of 9.7% of subscribed shares for each valid oversubscription tendered in the offering. Subscription proceeds tendered for shares not sold to a subscriber will be promptly returned.

The shares distributed under this Offering will be dated May 2, 2014 and will be issued on or about May 5, 2014. Shareholders should receive notification of the issuance of shares to them within approximately two weeks.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, Monroe Bank & Trust (MBT) is one of the largest independently owned community banks in Southeast Michigan. With over $1 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach. MBT’s Wealth Management Group (WMG) is one of the largest and most respected in Michigan. The WMG has been listed as a Top Money Management firm for assets under management by Crain’s Detroit Business. With 24 offices, 46 ATMs, convenient mobile and online banking, a robust Web and social media presence and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience. Visit MBT’s web site at www.mbandt.com.

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	John Betrus
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	john.betrus@mbandt.com